Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of Achaogen, Inc. of our report dated February 12, 2014 (except for the last paragraph of Note 2, as to which the date is March 10, 2014), with respect to the financial statements of Achaogen, Inc. included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-193559) and the related Prospectus of Achaogen, Inc. for the registration of its common stock. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Ernst & Young LLP

Redwood City, California

March 11, 2014